June 8, 2010

Alliance Data’s Epsilon Signs Renewal Agreement with AARP

Alliance Data’s Epsilon business announced today that it has signed a multi-year renewal agreement with Washington, D.C.-based AARP to provide data and database marketing services in support of AARP’s member acquisition program.

An Epsilon client since 1980, AARP is a nonprofit, nonpartisan membership organization, focused on helping people 50 and over improve their quality of life. With over 40 million members, AARP is the nation’s largest membership organization for people 50+.

Epsilon facilitates AARP’s marketing acquisition program, which is designed to acquire new members and re-engage lapsed members. Under terms of the renewal agreement, Epsilon will continue hosting AARP’s prospect database, which also includes data provided by Epsilon. In addition, Epsilon conducts reporting, campaign management, analytics and targeting, and data integration to better identify and acquire new members. Ultimately, this solution enables AARP to better target and communicate with prospects and lapsed members through the direct mail channel.

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